Exhibit 31.1

CERTIFICATIONS

I, Gerard Barron, certify that:

1. I have reviewed this Amendment No. 1 to the Annual Report of TMC the metals company Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 18, 2024

/s/ Gerard Barron
Gerard Barron
Chief Executive Officer
(Principal Executive Officer)